As filed with the Securities and Exchange Commission on April 24, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WHIRLPOOL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	38-1490038
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2000 North M-63, Benton Harbor, Michigan	49022-2692
(Address of Principal Executive Offices)	(Zip Code)

Whirlpool Corporation 2023 Omnibus Stock and Incentive Plan

(Full title of the plan)

Bridget K. Quinn

Deputy General Counsel & Corporate Secretary

Whirlpool Corporation

2000 North M-63

Benton Harbor, Michigan 49022-2692

(Name and address of agent for service)

(269) 923-5000

(Telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Robert M. Hayward, P.C.

Kirkland & Ellis LLP

333 West Wolf Point Plaza

Chicago, IL 60654

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Whirlpool Corporation, a Delaware corporation (the “Registrant”), to register 3,277,000 shares of common stock, par value $1.00 per share, which represent shares reserved and available for delivery with respect to awards under the Whirlpool Corporation 2023 Omnibus Stock and Incentive Plan (the “2023 Amended Plan”), and are in addition to those previously registered on the post-effective amendment No. 1 to registration statement on Form S-8 (File No. 333-228927) filed with the Securities and Exchange Commission (the “Commission”) on April 25, 2023.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Item 1 of Part I will be delivered to participants in the 2023 Amended Plan, in accordance with Form S-8 and Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I will be included in documents delivered to participants in the 2023 Amended Plan pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant (Commission File No. 1-3932) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this registration statement by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025;

(c)	the Registrant’s Current Reports on Form 8-K, filed on February 18, 2025 (as amended) and April 16, 2025; and

(d)

the description of the Registrant’s common stock contained in the Registrant’s Current Report on Form 8-K filed with the Commission on April 23, 2009, including any amendments or reports filed for the purpose of updating such description, including Exhibit 4(viii) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on February 10, 2022.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Bridget K. Quinn, who has rendered an opinion as to the validity of the common stock being registered by this registration statement, is an employee of the Registrant and holds restricted stock equivalents and options to purchase shares of the Registrant’s common stock.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits the Registrant’s board of directors to indemnify any person against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit, or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee, or agent of the Registrant, or serving or having served, at the request of the Registrant, as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

Article Sixth of the Registrant’s restated certificate of incorporation provides for indemnification of its directors, officers, employees, and other agents to the fullest extent permitted by law.

As permitted by sections 102 and 145 of the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation eliminates the liability of a director of the Registrant for monetary damages to the Registrant and its stockholders arising from a breach or alleged breach of a director’s fiduciary duty except for liability for any breach of the director’s duty of loyalty to the Registrant or its stockholders, liability for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, liability under section 174 of the Delaware General Corporation Law, or liability for any transaction from which the director derived an improper personal benefit.

In addition, the Registrant has entered into indemnity agreements with each of its directors and officers providing such individuals with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted by law, and the Registrant also maintains officers’ and directors’ insurance covering certain liabilities that may be incurred by officers and directors in the performance of their duties.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of Whirlpool Corporation (amended and restated as of April 22, 2009) (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on April 23, 2009)

4.2	By-laws of Whirlpool Corporation (as of February 20, 2023) (incorporated by reference from Exhibit 3.1 to the Registrant’s Form 8-K filed February 21, 2023)

4.3	Whirlpool Corporation 2023 Omnibus Stock and Incentive Plan (incorporated by reference from Exhibit 10.1 to the Registrant’s Form 8-K filed on April 20, 2023)

4.4	Amendment No. 1 to the Whirlpool Corporation 2023 Omnibus Stock and Incentive Plan effective August 14, 2023 (incorporated by reference from Exhibit 10.1 to the Registrant’s Form 10-Q for the quarter ended September 30, 2023)

4.5	Amendment No. 2 to the Whirlpool Corporation 2023 Omnibus Stock and Incentive Plan effective April 15, 2025 (incorporated by reference from Exhibit 10.1 to the Registrant’s Form 8-K filed on April 16, 2025)

5.1 *	Opinion of Bridget K. Quinn with respect to the validity of the common stock being registered

23.1 *	Consent of Independent Registered Public Accounting Firm

23.2 *	Consent of Bridget K. Quinn (contained in Exhibit 5.1)

24.1 *	Powers of Attorney

107*	Filing Fee Table

*	Each document marked with an asterisk is filed herewith.

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Benton Harbor, State of Michigan, on April 24, 2025.

WHIRLPOOL CORPORATION

By:	/s/ James W. Peters
Name:	James W. Peters
Title:	Executive Vice President and Chief Financial and Administrative Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on April 24, 2025.

Signature	Title

/s/ Marc R. Bitzer Marc R. Bitzer	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

/s/ James W. Peters James W. Peters	Executive Vice President and Chief Financial and Administrative Officer (Principal Financial Officer)

/s/ Roxanne L. Warner Roxanne L. Warner	Senior Vice President and Corporate Controller (Principal Accounting Officer)

*Samuel R. Allen Samuel R. Allen	Director

*Greg Creed Greg Creed	Director

*Gerri T. Elliott Gerri T. Elliott	Director

*Richard J. Kramer Richard J. Kramer	Director

*Jennifer A. LaClair Jennifer A. LaClair	Director

*John D. Liu John D. Liu	Director

*James M. Loree James M. Loree	Director

*Harish Manwani Harish Manwani	Director

*John G. Morikis John G. Morikis	Director

*Rudy Wilson Rudy Wilson	Director

* By:	/s/ Bridget K. Quinn	Attorney-in-Fact	April 24, 2025
Bridget K. Quinn